Exhibit 99.1

NewHydrogen CEO Steve Hill and University of Maryland Energy Expert Explore Hydrogen as an Energy Source

Dr. Christopher Cadou highlights the potential benefits and the challenges of using hydrogen for aviation, the concept of drop-in replacements for fossil fuels

SANTA CLARITA, Calif. (October 22, 2024) — NewHydrogen, Inc. (OTCMKTS:NEWH), the developer of ThermoLoop™, a breakthrough technology that uses water and heat rather than electricity to produce the world’s cheapest green hydrogen, today announced a recent episode of the NewHydrogen Podcast. CEO Steve Hill explored hydrogen’s potential with Dr. Christopher Cadou, a Keystone Professor in the University of Maryland’s A. James Clark School of Engineering.

This podcast covered fuel cells, hydrogen’s role in aviation, and the future of decarbonization. Dr. Cadou explained fuel cells’ operation, comparing them to combustion reactions. He highlighted hydrogen’s efficiency but noted challenges in aviation due to low energy density. He emphasized using existing infrastructure for hydrogen based synthetic fuels to reduce carbon emissions and cost.

Dr. Cadou explained how fuel cells work, comparing them to combustion reactions and emphasizing the role of ions and catalysts. Dr. Cadou remarked, “a fuel cell works on the transport of ions that is the opposite of an electrolysis where we put energy in, but in a fuel cell we extract energy out.” He added, “Using hydrogen to power long distance flights might not be viable due to hydrogen’s low energy density at normal temperatures and pressures.”

On synthetic hydrocarbons, Dr. Cadou said, “Using existing infrastructure for fuel delivery and storage may be more cost effective with synthetic fuels,” emphasizing the importance of defossilization rather than just decarbonization and highlighting the potential of hydrogen-sourced synthetic hydrocarbons as a carbon-neutral energy carrier. “Partnerships focused on carbon capture and utilization, along with hydrogen production, could create a more sustainable energy future.”

Christopher Cadou received the BS. in Mechanical Engineering and the B.A. in History from Cornell University in 1989. He subsequently received the M.S. and PhD. Degrees in Mechanical Engineering from UCLA in 1991 and 1996 respectively. Dr. Cadou’s early research focused on the thermophysical issues underlying and often limiting the miniaturization of combustion-based power systems. He developed a variety of analytical models and numerical simulations that have significantly advanced our understanding of flame stabilization in micro-channels, unique non-intrusive diagnostic techniques for measuring temperature and species concentrations in micro-scale flows, and the development of a unique miniature engine testing facility. He has since expanded into other areas including film cooling in supersonic environments, the development of non-intrusive diagnostic techniques for supersonic environments and miniature piston engine combustion chambers, compact, hybrid piezo-fluid actuators for aerospace applications, pulsejet engines, and most recently fuel cell-gas turbine hybridization for aerospace applications. Dr. Cadou is a member of the Combustion Institute, the American Society of Mechanical Engineers, an Associate Fellow of the American Institute of Aeronautics and Astronautics, and Fellow of the American Society of Mechanical Engineers.

Watch the full discussion on the NewHydrogen Podcast featuring Dr. Christopher Cadou at https://newhydrogen.com/videos/ceo-podcast/professor-hristopher-p-cadou-phd-university-of-maryland.

For more information about NewHydrogen, please visit https://newhydrogen.com/.

About NewHydrogen, Inc.

NewHydrogen is developing ThermoLoop™ – a breakthrough technology that uses water and heat rather than electricity to produce the world’s lowest cost green hydrogen. Hydrogen is the cleanest and most abundant element in the universe, and we can’t live without it. Hydrogen is the key ingredient in making fertilizers needed to grow food for the world. It is also used for transportation, refining oil and making steel, glass, pharmaceuticals and more. Nearly all the hydrogen today is made from hydrocarbons like coal, oil, and natural gas, which are dirty and limited resources. Water, on the other hand, is an infinite and renewable worldwide resource.

Currently, the most common method of making green hydrogen is to split water into oxygen and hydrogen with an electrolyzer using green electricity produced from solar or wind. However, green electricity is and always will be very expensive. It currently accounts for 73% of the cost of green hydrogen. By using heat directly, we can skip the expensive process of making electricity, and fundamentally lower the cost of green hydrogen. Inexpensive heat can be obtained from concentrated solar, geothermal, nuclear reactors and industrial waste heat for use in our novel low-cost thermochemical water splitting process. Working with a world class research team at UC Santa Barbara, our goal is to help usher in the green hydrogen economy that Goldman Sachs estimated to have a future market value of $12 trillion.

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NewHydrogen, Inc.

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